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                                                                     Exhibit 8.1


                                         June 22, 1999


SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087


     Re:  Acquisition of Pentamation Enterprises, Inc.
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Gentlemen:

     You have requested our opinion concerning certain Federal income tax consequences of the merger of PEI Acquisition, Inc., an entity incorporated under the Pennsylvania Business Corporation Law, as amended ("Sub"), and a wholly-owned subsidiary of SunGard Data Systems Inc., a Delaware business corporation, ("Parent"), with and into Pentamation Enterprises, Inc., an entity incorporated under the Pennsylvania Business Corporation Law ("Pentamation"). The terms of the merger are described in the Proxy Statement/ Prospectus contained in the Registration Statement on Form S-4 of Parent to be filed with the Securities and Exchange Commission (the "Registration Statement"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Registration Statement, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificates of Parent and Sub and the Officer's Certificate of Pentamation (attached as exhibits hereto) relating to the truth, correctness and completeness of those facts and the facts in the Registration Statement, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement and Plan of Reorganization and the Agreement and Plan of Merger both dated as of May 6, 1999 by and between Parent, Sub and Pentamation (together, the "Plan of Merger"). This opinion is being furnished pursuant to the Plan of Merger, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have
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assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Parent, Sub, Pentamation and others. In particular, we have relied upon certain representations of the managements of Parent, Sub and Pentamation in the Officer's Certificates which are attached hereto.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code")/1/, Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

     Based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger are consummated in the manner described in the Prospectus, we are of the opinion that under present law, for federal income tax purposes:

          1. The Merger of Sub into Pentamation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          2. SunGard will recognize no gain or loss upon the exchange of Pentamation stock solely for shares of SunGard Common Stock. Code Section 354(a).

          3. Pentamation shareholders will recognize no gain or loss upon their exchange of Pentamation stock solely for shares of Parent Common Stock. Code Section 354(a).


___________________
/1/  Unless otherwise indicated, all section references are to sections of the Code.
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          4.   The basis of the Parent Common Stock received by the shareholders of Pentamation will be same as the basis of the Pentamation stock surrendered in exchange. Code Section 358(a)(1).

          5. The holding period of the Parent Common Stock received by a Pentamation shareholder will include the period during which the Pentamation stock surrendered in exchange therefor was held by such Pentamation shareholder, provided that the Pentamation stock surrendered was a capital asset in the hands of such Pentamation shareholder on the date of the exchange. Code Section 1223(a).

     This opinion does not address the federal income tax consequences with respect to the SunGard stock received by the GLS partnership or its partners in connection with the sale of real estate and automobiles by the GLS partnership to Pentamation prior to the completion of the merger.

     This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Parent of any options to purchase Pentamation Common Stock. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

     Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

     Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

     We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.
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     This opinion is being delivered in connection with the filing of the
Registration Statement and pursuant to the requirements of Item 601(b)(8) of Regulation S-K promulgated by the Securities and Exchange Commission. It is intended solely for the benefit of SunGard and may not be relied upon or utilized for any other purposes or by any other person and may not be made available to any other person without our prior written consent.

     We hereby consent to the use of this Opinion as an exhibit to the Registration Statement to be filed by SunGard Data Systems Inc. with the Securities and Exchange Commission and to the use of our name in the Registration Statement.


                         Very truly yours,



                         BLANK ROME COMISKY & McCAULEY LLP


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